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                                                    Exhibit 24-A
                                                    to Form S-3


                     THE NARRAGANSETT ELECTRIC COMPANY
__________________________________


Certified Copy of Vote re:
First Mortgage Bonds.
___________________________


VOTED:      That this Company execute one or more registration
______      statements under the Securities Act of 1933 with reference to the proposed issue and sale of up to $50 million of the New Bonds;
            that the officers of this Company, and Robert King Wulff, and Craig L. Eaton, as attorneys-in-fact for the Company, are severally authorized, in the name and on behalf of the Company, to execute and file such registration statement and to execute and file such amendment or supplement thereto as the officer or officers or the attorney-in-fact so acting deem advisable; and that the principal executive officer or officers, the principal financial officer, the principal accounting officer, and the Directors of the Company are authorized to execute such registration statement and any such amendment or supplement thereto.


      I, Thomas G. Robinson, hereby certify that I am Secretary of The Narragansett Electric Company; that the foregoing is a true copy from the records of votes duly passed at a meeting of the Directors of said Company duly held March 28, 1995, at which meeting a quorum was present and acting throughout; and that said vote remains in full force and effect without alteration.

      A T T E S T:

                                        s/ Thomas G. Robinson

                                        _____________________________
                                                    Secretary



Date:  July 19, 1995